JMAR TECHNOLOGIES REPORTS SECOND QUARTER 2005 RESULTS

San Diego, CA — August 15, 2005 – JMAR Technologies, Inc. (Nasdaq: JMAR) reports the status of its new product development activities and released financial results for the quarter ended June 30, 2005.

The Company made solid progress on new business initiatives since the first quarter of 2005, including:

•	Received purchase orders for three READ units for a total price exceeding $900,000; expands original agreement

•	Awarded an additional $7.5 million under two-year contract extension by NAVAIR for X-ray Mask Program

•	Installed first VersaCAMTM new product at the University of Vermont for test and evaluation

•	Entered into agreement with Hyde Marine for distribution of BioSentryTM into cruise ship market

•	Reached agreement with major Mexican beverage producer on a test program and potential for installation of up to 17 BioSentry™ units

Revenues for the three-months ended June 30, 2005 were $2,714,680 compared to $1,867,331 for the three-months ended March 31, 2005 and $3,011,437 in the corresponding quarter of 2004. Revenue for the quarter was favorably impacted by an increase of $294,232 in revenues from the Company’s mask contract with Naval Air Warfare Center (NAVAIR Contract) and $232,600 in revenue from the sale of a Britelight™ system to a Korean university. Revenues for the second quarter of 2005 also included $976,811 from the Company’s subcontract with General Dynamics Advanced Information Systems related to the maintenance of a semiconductor wafer fabrication process installation (DMEA Contract), $798,372 from the NAVAIR Contract, $164,129 related to the READ contract with FemtoTrace and $428,303 from the Company’s contract with the Defense Advanced Research Projects Agency for its beta CPL™ system (DARPA Contract). The decrease in year-over-year revenues was primarily due to a reduction of $861,270 in revenues related to lower funding of the DARPA Contract.

For the six-months ended June 30, 2005, JMAR reported revenue of $4,582,011, a decline from revenues of $6,046,813 in the comparable period in 2004. The net loss for the first six months of 2005 was $3,449,245, compared to a net loss for the six months ended June 30, 2004 of $1,741,578.

The net loss for the first six months of 2005 reflect the increased product development costs primarily associated with the BioSentry™, X-ray Microscope, X-ray Nano Probe and VersaCAM product lines of $1,397,477. Net loss for the first half of 2005 also includes asset write-downs of $99,218 and a non-cash interest charge of $130,188 related to the Company’s line of credit. The net loss for the six months of 2004 included product development costs of $193,912, non-cash interest charges of $390,203 and asset write-downs of $49,576.

JMAR reported a net loss for the quarter ended June 30, 2005 of $1,757,796, compared to a net loss for the quarter ended June 30, 2004 of $786,903. The net loss in the second quarter of 2005 includes product development costs of $595,495, asset write-downs of $99,218, and a non-cash interest charge of $65,094. The net loss in the same quarter last year included product development costs of $139,815, asset write-downs of $49,576, a non-cash interest charge of $66,098 and a gain from discontinued operations of $74,546.

“During the second quarter, we continued to make steady progress in the development of our commercial business while continuing to build a backlog of government contract work for 2006,” commented Ronald A. Walrod, CEO of JMAR. “With the recent installation of our first VersaCAM microscope, receipt of an expanded purchase order for three READ units, and continued sales of our Britelight laser system, we have made substantial progress in moving multiple product lines down the same rapid commercialization path established by our BioSentry line. In addition to the broad and measurable progress in product development, we have also taken several proactive measures, including the initial build-out of our photonics products sales and marketing team, to begin generating a backlog of commercial business and capitalize on near term market opportunities for our new products as they near commercial launch.”

Conference Call

JMAR will host a conference call today at 11:00 AM EST to discuss the Company’s financial and operating performance for its second quarter 2005 and the status of the Company’s new product development and marketing activities. All those interested in hearing management’s discussion are invited to join the call by dialing 877-407-9205. International participants may access the call by dialing 201-689-8054. A replay will be available for one week following the call by dialing 877-660-6853 for domestic participants and 201-612-7415 for international participants and entering account number 286 and conference ID number 163433 when prompted.

Members of the financial and investment community, the media and other interested parties can also access a live webcast of the conference call by accessing the link on JMAR’s corporate website, www.jmar.com. The webcast will be archived for 90 days following the call.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Defense Advanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its Britelight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures and markets its BioSentry™ microorganism contamination warning system and maintains a strategic alliance for the production of the READ chemical sensor for homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc. Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	The Investor Relations Group Investors: Kathryn McNeil/Dian Griesel, Ph.D Media: Sally Martin/Dian Griesel, Ph.D. Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta unit are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the market, cost and margins for BioSentry products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-Q for the quarter ended June 30, 2005 and its Form 8-K filed on March 30, 2005 with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.

FINANCIAL DATA
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$2,714,680	$3,011,437	$4,582,011	$6,046,813
Loss from Operations	(1,727,767)	(804,561)	(3,380,594)	(1,360,947)
Loss from Continuing Operations	(1,757,796)	(861,449)	(3,449,245)	(1,754,027)
Income from Discontinued Operations	—	74,546	—	12,449
Net Loss	(1,757,796)	(786,903)	(3,449,245)	(1,741,578)
Deemed Preferred Stock Dividends	(432,186)	(535,098)	(813,804)	(1,704,381)
Loss Applicable to Common Stock	(2,189,982)	(1,322,001)	(4,263,049)	(3,445,959)
Loss per Share:
Continuing Operations*	(0.06)	(0.04)	(0.12)	(0.11)
Discontinued Operations	—	—	—	—
Total	(0.06)	(0.04)	(0.12)	(0.11)
*Includes preferred stock dividends

SELECTED BALANCE DATA SHEET

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets	$17,682,315	$17,426,098
Cash	6,810,150	6,599,588
Working Capital	7,250,389	7,180,382
Short-Term Debt	145,355	145,019
Long-Term Liabilities	378,814	465,492
Redeemable Convertible Preferred Stock	7,334,516	8,087,274
Shareholders’ Equity	7,135,097	5,101,925

For further details, please see the full text of JMAR’s Form 10-Q for the three months ended
June 30, 2005, available from JMAR or at www.sec.gov.